EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-1/A No. 333-262026) of Aclarion, Inc.,

(2) Registration Statement (Form S-8 No. 333-265220) of Aclarion, Inc.,

(3) Registration Statement (Form S-1 No. 333-273113) of Aclarion, Inc.,

(4) Registration Statement (Form S-1 No. 333-274914) of Aclarion, Inc.,

(5) Registration Statement (Form S-1 No. 333-275989) of Aclarion, Inc., and

(6) Registration Statement (Form S-1 No. 333-2766648) of Aclarion, Inc.

of our report dated June 12, 2023, except for Note 1, 2024 Reverse Stock Split, Note 7, SUPPLEMENTAL FINANCIAL INFORMATION, Prepaids and other current assets and Accrued and other liabilities, and Note 14, Net Loss Per Share of Common Stock, as to which the date is February 21, 2024, with respect to the financial statements of Aclarion, Inc. (the Company) included in this Annual Report (Form 10-K) of Aclarion, Inc. for the year ended December 31, 2022. Our audit report includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ CohnReznick LLP

Sunrise, Florida

March 28, 2024